Exhibit 10.1

Interest Free Convertible Loan Agreement

This Interest Free Convertible Loan Agreement (this “Agreement”) is entered into as of May 31, 2024 (the “Effective Date”) by and between NovAccess Global Inc., a Colorado corporation (“NovAccess”), and John A. Cassarini (“Cassarini”).

Whereas, NovAccess is currently seeking financing to fund its operations and repay debt, but requires a short-term loan until longer-term financing can be obtained; and

Whereas, Cassarini is a member of the NovAccess board of directors and is willing to provide to NovAccess a short-term interest-free loan for specified purposes, reflecting his faith in NovAccess.

Now, Therefore, the parties agree as follows:

1.         Loan and Repayment. Cassarini loaned NovAccess $9,000 on the Effective Date. NovAccess will repay to Cassarini without interest all amounts loaned under this Agreement upon the receipt by NovAccess of debt or equity financing of at least $1.0 million (the “Due Date”).

2.         Default. If NovAccess fails to repay all amounts loaned under this Agreement on the Due Date, then the balance shall bear interest at 10% per annum and NovAccess agrees to pay, in addition to the principal and interest, reasonable attorneys’ fees and collection costs incurred by Cassarini.

3.         Conversion Right. Cassarini has the right from time to time, and at any time until the loan made under this Agreement is repaid in full, to convert all or any part of the outstanding and unpaid amount of the loan into fully paid and non-assessable shares of NovAccess common stock, no par value (the “Common Stock”), or any shares of capital stock or other securities of NovAccess into which such Common Stock shall hereafter be changed or reclassified (a “Conversion”). The number of shares of Common Stock to be issued upon each Conversion will be determined by dividing the Conversion Amount (as defined below) by the Conversion Price (as defined below).

“Conversion Amount” means, with respect to any Conversion, the sum of (1) the principal amount loaned under this Agreement to be converted in such Conversion, plus (2) at Cassarini’s option, accrued and unpaid default interest, if any, on such principal amount at the interest rate provided in this Agreement to the date of the Conversion.

The initial “Conversion Price” is $0.11. If NovAccess, at any time or from time to time after the Effective Date, (1) pays a dividend or makes any other distribution upon the Common Stock or any other capital stock of NovAccess payable in shares of Common Stock or in options or convertible securities, or (2) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision will be proportionately decreased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this paragraph will become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

If Cassarini wishes to effectuate a Conversion, he must submit to NovAcess a written notice of conversion specifying the Conversion Amount. NovAccess is responsible for the costs of issuing the shares of Common Stock in the Conversion and will cause the shares to be issued to Cassarini within a reasonable amount of time.

4.         Miscellaneous.

(a)         Successors and Assigns. The rights and obligations of the parties are binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b)         Waiver and Amendment. Any provision of this Agreement may only be amended, waived or modified upon the written consent of NovAccess and Cassarini.

(c)         Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of law provisions of the State of Ohio, or of any other state.

(d)         Waiver of Jury Trial. Each of NovAccess and Cassarini agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

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In Witness Whereof, the parties have signed this Agreement as of the Effective Date.

NovAccess Global Inc. /s/ Dwain K. Irvin	/s/ John A. Cassarini
By Dwain K. Irvin Chief Executive Officer	John A. Cassarini